                                    FORM 15

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                 Commission File Number  0-7416
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                      Shared Medical Systems Corporation
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            (Exact name of registrant as specified in its charter)

                           51 Valley Stream Parkway
                         Malvern, Pennsylvania 19355
                                (610) 219-6300
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.01 Par Value
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           (Title of each class of securities covered by this Form)

                                     None
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             (Title of all other classes of securities for which a
          duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [x]    Rule 12h-3(b)(1)(i)  [_]
               Rule 12g-4(a)(1)(ii) [_]    Rule 12h-3(b)(1)(ii) [_]
               Rule 12g-4(a)(2)(i)  [_]    Rule 12h-3(b)(2)(i)  [_]
               Rule 12g-4(a)(2)(ii) [_]    Rule 12h-3(b)(2)(ii) [_]
                                           Rule 15d-6           [_]

          Approximate number of holders of record as of the certification or notice date: one

          Pursuant to the requirements of the Securities Exchange Act of 1934, Shared Medical Systems Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 SHARED MEDICAL SYSTEMS CORPORATION


DATE: July 6, 2000               By: /s/ Terrence W. Kyle
                                    -----------------------------------------
                                 Name:  Terrence W. Kyle
                                 Title: Senior Vice President, Chief Financial
                                        Officer and Assistant Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.